Exhibit 10.23

D0005

Exploration Right- Petroleum Agency SA-2007

EXPLORATION right

(Ref no 30/5/2/3/2/32 ER)

Granted in terms of section 80 of the Mineral and Petroleum Resources Development Act, 2002
(Act No. 28 of 2002)

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18.	Existing Data	22

19.	Environmental Protection and Financial Provision	22

20.	Social and Labour Matters	23

21.	Tax	23

22.	Financial Records and Audits	24

23.	Customs Duties	24

24.	Exchange Control	24

25.	Indemnity and Insurance	24

26.	Health and Safety	25

27.	Confidentiality and Public Announcements	25

28.	Cession and Sub-contracting	27

29.	Law and Interpretation	27

30.	Obligations of the Grantor	28

31.	State Option	28

32.	Vis Major	28

33.	Amendments	29

34.	Unitisation	29

35.	Special Provisions Relating to Gas Discovery	30

36.	Waiver or Lenience	31

37.	Dispute Resolution	31

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38.	Costs and Value Added Tax	31

39.	Entire agreement	32

40.	Severability	32

41.	Domicilia Citandi et Executandi	32

42.	Registration	34

ANNEXURE INDEX

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PROTOCOL NO	1367	/	2007

EXPLORATION RIGHT

GRANTED IN TERMS OF SECTION 80 OF THE MINERAL AND PETROLEUM RESOURCES DEVELOPMENT ACT, NO. 28 OF 2002 READ TOGETHER WITH REGULATION 29 PUBLISHED IN THE GOVERNMENT GAZETTE NO. 26275 ON 23 APRIL 2004, PROMULGATED IN TERMS OF SECTION 107 OF THE ACT

LET IT HEREBY BE KNOWN:

That on this 8th day of May in the year 2007 before me Hendrik Malherbe Oosthuizen a Notary Public, duly sworn and admitted, residing and practicing at Cape Town in the Western Cape Province, Republic of South Africa, and in the presence of the subscribing competent witnesses personally came and appeared:

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Mthozami Richardson Xiphu

the Chief Executive of the South African Agency for Promotion of Petroleum Exploration and Exploitation (Proprietary) Limited, (hereinafter referred to as the Agency), Registration No. 1999/05715/07, he or she being duly authorised thereto by virtue of the Power of Attorney granted by the Director General of the Department of Minerals and Energy at Pretoria on the 7th of March 2007 which Power of Attorney has this day been exhibited to me, the Notary, and now a certified copy o which remains filed of record in my Protocol, and herein representing:

Buyelwa Patience Sonjica

the Minister of Minerals and Energy (hereinafter together with his or her successors in title referred to as the “Minister”), he or she being duly authorised by virtue of the provisions of Sections 3(2)(a) and 103 of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) and as such in his or her capacity representing:

THE REPUBLIC OF SOUTH AFRICA

(hereinafter referred to as “the Grantor”) of the one part, and

Highland Exploration and Production (Pty) Ltd

(Registration number: 2005/012157/07)

herein represented by JOHN ZET&MAN STEPHEN P MITCHELL or she being duly authorised thereto under and by virtue of a Resolution of Board of Directors of the Holder passed at JOHANNESBURG on the 7th day of MAY 2007 a certified copy of which Resolution has this day been exhibited to me, the Notary, and now remains filed of record in my Protocol with the Minutes thereof.

(hereinafter together with its successors in title and assigns referred to as the “Holder”),

all jointly hereinafter referred to as “the Parties”.

AND THE APPEARERS DECLARED THAT:

WHEREAS	The State, as Grantor is the custodian of the mineral and petroleum resources of the Republic of South Africa;

AND WHEREAS	The Holder has applied for an Exploration Right in respect of the Exploration Area);

AND WHEREAS	The Grantor has decided to grant to the Holder this Exploration Right on the terms and conditions set out below.

NOW, THEREFORE, THE GRANTOR HEREBY GRANTS TO THE HOLDER, AND THE HOLDER HEREBY ACCEPTS, THIS EXPLORATION RIGHT SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

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1.
Definitions and Interpretation
1.1.
Unless the context indicates otherwise, any expression to which a meaning has been assigned in the Act shall bear, when used in this Exploration Right, the same meaning and apply mutatis mutandis hereto. In this Exploration Right the following words and expressions shall have the corresponding meanings assigned to them:
1.1.1.
‘Act’ shall mean the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002);
1.1.2.
‘Acquired Data’ shall mean all technical information and data (digital or otherwise) and Samples, directly or indirectly, relating to the Exploration Area that are obtained or created by the Holder in the course of Exploration Operations, including drilling, appraisal, production, completion, and abandonment reports; tests (including reservoir analysis); well logs; maps; production rates, records and statistics; and geological and geophysical information and interpretations; but excluding, for the avoidance of doubt, any Existing Data;
1.1.3.
‘Affiliate’ shall mean another person which, directly or indirectly, owns, or is owned by, or is owned by a person which owns, that first-mentioned person; ‘owns’ and ‘owned’ in this definition means the beneficial ownership of 50% (fifty percent) or more of the voting shares or other securities of such person;
1.1.4.
‘Agency’ shall mean the designated agency as defined in the Act; which currently is the South African Agency for Promotion of Petroleum Exploration and Exploitation (Proprietary) Limited, also known as Petroleum Agency SA;
1.1.5.
‘Annual Exploration Work Programme’ shall mean the annual work programme for Exploration Operations, inclusive of the estimated budget of costs and expenses of carrying out the same, that the Holder prepares and is approved by the Grantor in accordance with Clause 15;
1.1.6.
‘Applicable Laws’ shall mean the laws of the Republic of South Africa;
1.1.7.
‘Appraisal Operations’ shall mean any operation, study, activity, or matter, whether taking place within or outside of the Republic of South Africa, to appraise and evaluate the extent and volume of petroleum within a Discovery made by the Holder in the Exploration Area and to determine whether such Discovery could be a Commercial Discovery, including, if and to the extent applicable, all production of petroleum necessary in connection with completion and testing of any appraisal well (including, if necessary, any long-term production test) and all plugging and abandonment of any appraisal well. The terms 'to Appraise’ or ‘Appraisal’ shall be construed accordingly;

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1.1.8.
‘Appraisal Programme’ shall mean the appraisal programme for Appraisal Operations, inclusive of the estimated budget of costs and expenses of carrying out the same, that the Holder prepares and is approved by the Grantor in accordance with Clause 16.3;
1.1.9.
‘Commercial Discovery’ shall mean a Discovery of petroleum within the Exploration Area in such quantities as will permit the economic development thereof, on its own or in combination with other existing Discoveries or as part of a unitised development;
1.1.10.
‘Days’ shall have the meaning ascribed to it in the Act;
1.1.11.
‘Development Plan’ shall mean the development plan for the Exploration Area, as amended from time to time, that the Holder prepares and is approved by the Grantor;
1.1.12.
‘Development Plan Supplement’ shall mean a plan for the further development and production of any additional Commercial Discoveries within the Exploration Area, as amended from time to time, that the Holder prepares and is approved by the Grantor;
1.1.13.
‘Discovery’ shall mean the discovery by the Holder of a geological feature within the Exploration Area that is determined by the Holder in accordance with Good International Petroleum Industry Practices to be capable of producing petroleum;
1.1.14.
‘Effective Date’ shall mean the date on which the Environmental Management Programme as contemplated by Section 39 of the Act is approved by the Minister. In the case of an old order right, the effective date shall be the date on which the old order right is converted into a new order Exploration Right;
1.1.15.
‘Environmental Management Programme’ shall have the meaning ascribed to it in the Act, being the environmental management programme for the Exploration Area, as amended from time to time, that the Holder prepares and is approved by the Grantor;
1.1.16.
‘Existing Data’ shall mean all technical information and data provided to the Holder by the Grantor, receipt of which has been acknowledged by the Holder;
1.1.17.
‘Exploration Area’ shall mean the area within the Republic of South Africa described in Clause 3, excluding those portions relinquished or abandoned from time to time in accordance herewith;
1.1.18.
‘Exploration Operations’ shall have the meaning ascribed to it in the Act which for purposes of this Exploration Right shall include Appraisal Operations;
1.1.19.
‘Exploration Work Programme’ shall mean the work programme attached hereto as Annexure B, the Annual Exploration Work Programme and any Appraisal Programme, as it may be amended from time to time, that the Holder prepares and is approved by the Grantor;

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1.1.20.
‘First Renewal Period’ shall mean the first renewal of this Exploration Right granted in terms of Section 81 of the Act read together with Regulation 33;
1.1.21.
‘Gas’ shall mean any hydrocarbon which at a temperature of 21 (twenty one) degrees Celsius and a pressure of 1 (one) atmosphere, is in a gaseous phase existing in a natural condition in the earth’s crust, regardless of the nature of the host rock, and includes any gas which has in any manner been returned to such natural condition, and includes condensate of such gas, but does not include hydrocarbon gas obtained by destructive distillation or gas arising from a marsh or other surface deposit;
1.1.22.
‘Good International Petroleum Industry Practices’ shall mean those good, sound and generally accepted prevailing standards, practices, considerations, and procedures that are applied by reasonable and prudent companies and operators in the international petroleum industry under conditions and circumstances similar to those experienced in the Exploration Area;
1.1.23.
‘Government’ shall mean the government of the Republic of South Africa;
1.1.24.
‘Grantor’ shall have the meaning attributed thereto in the description of the Parties above;
1.1.25.
‘Grantor Group’ shall mean collectively, the Department of Minerals and Energy (including the Minister), and the Agency (including the Chief Executive Officer), the directors, officers, employees, agents, representatives and invitees of each of the aforementioned;
1.1.26.
‘Holder’ shall have the meaning ascribed to it in the preamble and shall include each Holder Party;
1.1.27.
‘Holder Group’ shall mean, collectively, the Holder, each Holder Party, contractors (of any tier) of the Holder used in connection with Exploration Operations hereunder and directors, officers, employees, agents, representatives, and invitees of each of the aforementioned;
1.1.28.
‘Holder Party’ shall mean each Holder and each successor in title;
1.1.29.
‘Income Tax Act’ shall mean the Income Tax Act, 1962 (Act No. 58 of 1962);
1.1.30.
‘Initial Period’ shall mean a period of 36 (thirty six) months commencing from the Effective Date;
1.1.31.
‘Minimum Work Obligation’ shall mean the minimum work to be conducted by the Grantee in respect of each Sub-period (as defined below) and as specified in the attached Annexure B;

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1.1.32.
‘Operator’ shall mean the Holder Party nominated to conduct the operations in terms of a joint agreement between the Holder Parties;
1.1.33.
‘Participating Interest’ shall mean a Holder Party’s undivided share (expressed as a percentage) in all of the rights and obligations of the Holder derived from this Exploration Right;
1.1.34.
‘Quarter’ means a three-month period of a year beginning on 1st January, 1st April, 1st July or 1st October of any year;
1.1.35.
‘Regulations’ shall mean the Regulations promulgated in terms of Section 107 of the Act;
1.1.36.
‘Renewal Period’ shall mean that period of time for which this Exploration Right is renewed in terms of Section 81 of the Act read together with Regulation 33;
1.1.37.
‘Required Data’ shall mean, collectively, all the Acquired Data in their final form generated or recorded and preserved by the Holder in the course of conducting Exploration Operations pursuant to (a) the requirements of the Applicable Laws or (b) a reasonable request by the Grantor or (c) the Agency’s published reporting standards manual;
1.1.38.
‘Royalty Legislation’ shall mean the legislation to be promulgated by the State governing the payment of royalties on minerals and petroleum to the State;
1.1.39.
‘Samples’ shall mean physical samples of rock, fluid and other materials acquired by the Holder in the course of conducting Exploration Operations for the purpose of preserving and analysing such samples;
1.1.40.
‘Second Renewal Period’ shall mean the second renewal of this Exploration Right granted in terms of Section 81 of the Act read together with Regulation 33;
1.1.41.
‘State’ shall mean the Republic of South Africa;
1.1.42.
‘Sub-period’ shall mean the First Renewal Period and/or the Second Renewal Period and/or the Third Renewal Period;
1.1.43.
‘Third Renewal Period’ shall mean the third renewal of this Exploration Right granted in terms of Section 81 of the Act read together with Regulation 33;
1.1.44.
‘Upstream Training Trust’ shall mean the independent Upstream Training Trust registered under registration number IT 1289/98; and
1.1.45.
‘Year’ shall mean the period of 12 (twelve) calendar months from the Effective Date and each subsequent 12 (twelve) month period thereafter. The terms ‘Yearly,’ ‘Annual,’ or ‘Annually’ shall be construed accordingly.

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1.2.
Interpretation in this Exploration Right
1.2.1.
Where the context so requires, in this Exploration Right the words:
1.1.2.1.
importing the masculine gender shall include the feminine and vice versa,
1.1.2.2.
'hereunder,' ‘herein,’ ‘hereof’ and words of similar import are references to this Exploration Right as a whole and not to any particular provision of this Exploration Right, unless expressly provided to the contrary, and
1.1.2.3.
‘include’ and ‘including’ shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.
1.2.2.
Headings and sub-headings to clauses and sub-clauses are inserted for convenience only and are not to be taken into consideration in the interpretation or construction of this Exploration Right.
1.2.3.
References to any Clause or Annexure are to a Clause or Annexure (as the case may be) unless expressly stated to the contrary.
1.2.4.
This Exploration Right has been written in English and shall be interpreted and construed in accordance with the English language. All correspondence, communication and documents exchanged between the Grantor and the Holder in connection herewith, whether oral or written, shall be in the English language.
1.2.5.
Reference to any statute, statutory provision or regulation shall include a reference to that statute, statutory provision or regulation as amended, extended or re-enacted from time to time.
1.2.6.
In the event of any conflict or inconsistency between the provisions of this Exploration Right and the Act, the provisions of the Act shall govern. In the event of any conflict or inconsistency between the provisions of this Exploration Right and any Regulations, the provisions of the Regulations shall govern.
1.2.7.
In the event of any conflict between the provisions of the main body of this Exploration Right and its Annexures the provisions of the main body of this Exploration Right shall govern.
2.
Granting of the Right
2.1.
Subject to the Act, the Regulations and the terms and conditions set forth herein, the Grantor hereby grants to the Holder and the Holder hereby accepts this Exploration Right.

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3.
Exploration Area

The Exploration Area shall consist of approximately 45005,64 ha square kilometres (or hectares), located in the Kroonstad, Henneman, Welkom and Virginia Magisterial Districts, bounded by connecting lines (unless the context indicates otherwise) joining the points defined by the co-ordinates on the Sketch Plan attached hereto and marked Annexure A.

4.
Exclusive Right to Apply for a Production Right in Respect of Discoveries
4.1.
Subject to the provisions of Section 83 of the Act read together with Regulation 34, the Holder has the exclusive right to apply for and be granted a production right in respect of each Commercial Discovery within the Exploration Area: Provided that any such application for a Production Right has been lodged prior to the expiry date of this Exploration Right.
4.2.
Any area falling within the Exploration Area in respect of which a production right has been granted to the Holder shall, as from the date of the grant of such production right, be severed from and no longer form part of the Exploration Area.
4.3.
In the case of the severance referred to in 4.2 above, the Holder shall, simultaneous with the granting and or issuing of the new Production Right, submit the necessary amended sketch plan reflecting the new size and extent of the Exploration Area, and the necessary endorsements shall be reflected on the Grantor’s records.
5.
Rights and Obligations of the Holder
5.1.
Without derogating from the Holder’s rights and obligations in terms of this Exploration Right and Section 5 of the Act, the Holder shall have the right to own and dispose of any and all facilities, materials, equipment, supplies and consumables purchased and/or leased by the Holder for the conduct of Exploration Operations.
5.2.
Without derogating from the Holder’s other obligations in terms of this Exploration Right, the Holder shall:
5.2.1.
diligently conduct Exploration Operations in accordance with the Exploration Work Programme;
5.2.2.
comply with the Environmental Management Programme; and
5.2.3.
pay all amounts due and payable to the Grantor in terms of the Act, the Regulations, this Exploration Right and the Applicable Laws.
5.3.
Although the Grantor undertakes to make a reasonable attempt to resolve disputes, the Holder acknowledges that the Grantor cannot guarantee that the Holder will at all times be in a position to exercise within the Exploration Area the rights granted in terms of this Exploration Right, and that in

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certain instances conflicts may arise with other rights holders and or interested and affected parties within or around the Exploration Area. The Grantor shall not be liable for any claims, liabilities, costs and expenses incurred by the Holder should the Holder not be able to exercise any of the rights granted in terms of this Exploration Right due to a conflict with other rights holders and or interested and affected parties within or around the Exploration Area.
6.
Commencement, Duration and Renewal
6.1.
This Exploration Right will commence on the Effective Date and, unless abandoned, cancelled, relinquished, suspended, terminated, extended or renewed in accordance herewith, will continue to be in force and effect for the Initial Period.
6.2.
In line with section 82 (2) of the Act the Holder shall, within 90 (ninety) days from the, Effective Date or such extended period as the Minister may authorise, commence Exploration Operations in accordance with the Exploration Work Programme.
7.
Exploration Fees
7.1.
The Holder shall pay in terms Section 82(2)(e) of the Act read together with Regulation 76 the prescribed exploration fees to the Agency as from the Effective Date.
7.2.
All amounts due and payable by the Holder in terms of this Exploration Right shall be paid into the Agency’s nominated Bank account, namely ABSA Bank, Account number: 4051030832, Parow, Branch code: 502110 or such other bank account as the Grantor may from time to time notify the Holder.
7.3.
Should the Holder fail to pay any amount due and payable hereunder on the due date, the Holder shall be in mora debitoris and shall be liable for and pay interest on such late payment at the rate prescribed in terms of Section 80 of the Public Finance Management Act, 1999 (Act No. 1 of 1999). Interest on outstanding amounts shall be calculated from the due date for payment hereunder to the date of actual payment.
8.
Technical Advisory Committee
8.1.
The parties shall by written notice to each other, within 30 (thirty) days from the Effective Date establish a committee (herein referred to as the Technical Advisory Committee) which shall consist of the following members:
8.1.1.
a chairman and one other person appointed by the Grantor; and
8.1.2.
two persons appointed by the Holder (one of which shall be a representative of the Operator).

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8.2.
The membership of the Technical Advisory Committee may be enlarged to include one member for each Holder Party. The Grantor may in such instances enlarge its membership of the Technical Advisory Committee to equal that of the Holder.
8.3.
The Grantor and each Holder Party may appoint by written notice to each other, alternate members to act in the place of their representatives. When an alternate member acts in the place of any member he or she shall be deemed to have the powers and shall perform the duties of such member.
8.4.
Without prejudice to and without derogating from the rights and obligations of the Holder in terms of this Exploration Right, the Act and the Regulations the functions of the Technical Advisory Committee are as follows:
8.4.1.
to review the progress of all Exploration Operations, to monitor the implementation thereof and to provide the Holder with advice and recommendations with regard thereto;
8.4.2.
to review any proposed amendments to the approved Annual Exploration Work Programme submitted by the Holder to the Grantor in terms of Clause 15, to monitor the implementation thereof, and to provide the Holder with advice and recommendations with regard thereto;
8.4.3.
to review any Appraisal Programme submitted by the Holder to the Grantor in terms of Clause 16, to monitor the implementation thereof, and to provide the Holder with advice and recommendations with regard thereto;
8.4.4.
to review any proposed Development Plan and provide the Holder with advice and recommendations with regard thereto;
8.4.5.
to review the accounting of expenditure and the maintenance of operating records and reports kept in connection with Exploration Operations, to monitor the implementation thereof, and to provide the Holder with advice and recommendations with regard thereto; and
8.4.6.
to offer advice to the Holder in order to promote the efficient carrying out of Exploration Operations.
8.5.
The Technical Advisory Committee shall meet as and when required but not less than once annually unless otherwise agreed between the members in which case, a 30 (thirty) days notice must be given by the Party requesting such meeting.
8.6.
All meetings shall be held in Cape Town, South Africa or such other place as unanimously agreed to by the members of the Technical Advisory Committee. Except in respect of meetings of the Technical Advisory Committee held in Cape Town, the Holder shall be responsible for all costs and expenses related to attendance by the Grantor and its representatives at such meetings.

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8.7.
The Grantor shall propose for the Holder’s in-put, an Agenda for the meeting which Agenda takes into consideration inter alia the holder’s work programme obligations. The aforesaid Agenda and the copies of all the necessary documentation and presentation materials shall be exchanged between the parties not less than 7 (seven) days prior to the meeting.
8.8.
Three members of the Technical Advisory Committee shall form a quorum: Provided that at least one representative of the Grantor, and one representative the Operator are present.
8.9.
Any member of the Technical Advisory Committee shall have the right to bring any expert or advisor to a meeting of the Technical Advisory Committee for the purpose of advising on any matter requiring an expert’s advice.
8.10.
The proceedings and processes of the Technical Advisory Committee are without prejudice to the rights and obligations of the Grantor or and the Grantor Group.
9.
Cancellation or Suspension of the Exploration Right
9.1.
It is recorded that in terms of Section 90 of the Act, the Minister is empowered to cancel or suspend this Exploration Right in the circumstances set out in and in accordance with the provisions of Section 47 of the Act.
9.2.
Should this Exploration Right be cancelled or suspended in accordance with Section 90 of the Act, the Holder shall not be absolved from those obligations and liabilities that have accrued up to the date of such cancellation or suspension.
9.3.
Any cancellation or suspension of this Exploration Right by the Grantor shall be without prejudice to the Grantor’s other rights under this Exploration Right or the Applicable Laws and the Grantor reserves the right to claim damages, claim specific performance or claim any other alternative relief.
10.
Relinquishment and Voluntary Abandonment of the Exploration Area
10.1.
The Holder shall relinquish portions of the Exploration Area as set out in and in accordance with the attached Annexure C.
10.2.
Subject to Clause 10.4, the Holder may, upon giving the Grantor not less than 180 (one hundred and eighty) days prior written notice, abandon this Exploration Right by relinquishing the entire Exploration Area to the Grantor.
10.3.
Subject to Clause 10.4, the Holder may by giving the Grantor not less than 90 (ninety) days prior written notice relinquish any portion of the Exploration Area. Any portion of the Exploration Area relinquished by the Holder shall comply with the requirements set out in Annexure C and shall be accompanied by a sketch plan depicting the area remaining or still covered by the exploration right.

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10.4.
Any relinquishment in terms of Clauses 10.1 and 10.3 or abandonment in terms of Clause 10.2 shall not absolve the Holder of any cost, liability, obligation or expense incurred by the Holder in respect of this Exploration Right prior to the date of such abandonment or relinquishment and the Holder shall remain liable therefor.
10.5.
From the date that the Holder has abandoned this Exploration Right or has relinquished a portion or portions of the Exploration Area, the Grantor shall be entitled to grant to any other person any of the rights and permits referred to in the Act in, on, or under the portion or portions so abandoned or relinquished.
10.6.
Upon abandonment of this Exploration Right, the Holder shall within 3 (three) months furnish the Grantor with a copy of all the Required Data that has not been previously furnished to the Grantor, and all copies of the Existing Data or a certificate to the effect that all such copies have been destroyed.
10.7.
Upon relinquishment of any portion of the Exploration Area, the Holder shall within 3 (three) months furnish the Grantor with a copy of all the Required Data that has not been previously furnished to the Grantor in respect of those portions of the Exploration Area that have been so relinquished. The Holder shall thereafter be entitled to freely use, distribute or dispose of such Required Data in respect of the Exploration Area so abandoned or relinquished.
10.8.
Prior to abandonment of this Exploration Right or any relinquishment, the Holder shall apply for a closure certificate in terms of Section 43 of the Act.
11.
Rights to Minerals and Petroleum
11.1.
Except as provided for herein in respect of petroleum, this Exploration Right confers no rights to the Grantor in respect of any mineral (as defined in the Act) discovered in the Exploration Area. Should the Holder discover any mineral during Exploration Operations, the Holder shall forthwith report such discovery to the Grantor who shall assume the ownership of the said discovery.
11.2.
The Holder may thereafter, subject to any prior third party rights, apply for the right to explore, prospect for, produce and/or mine such mineral.
12.
Examination of the Exploration Area
12.1.
It is recorded that in terms of Sections 91 and 92 of the Act, the Minister or any person duly authorised by the Minister may enter upon the Exploration Area and conduct routine inspections and exercise such related powers as set out in the Act.
12.2.
Upon request by the Grantor, in the event of Exploration Operations being conducted offshore, the Holder shall provide free transportation during normal business hours between the Holder’s onshore base and the offshore facilities as well as free accommodation on the offshore facilities to the Minister or any person duly authorised by him or her.

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13.
Records and Samples
13.1.
Without derogating from the Holder’s responsibilities in terms of Section 88 of the Act read together with the Regulations, the Holder shall keep current and accurate records of all Acquired Data acquired during the Exploration Operations. Such Acquired Data shall be kept in such form as is reasonably required and approved by the Grantor.
13.2.
Samples shall be taken by the Holder at regular intervals in accordance with the Applicable Laws and Good International Petroleum Industry Practices. The Holder shall, at its own cost, save and correctly label a representative portion of all Samples in such form as reasonably required and approved by the Grantor. A portion of Samples of any petroleum or other minerals of potential value recovered by the Holder during Exploration Operations shall be forwarded promptly to the Grantor at the Holder’s expense. All Samples acquired by the Holder for its own purpose shall be made available for inspection by the Grantor at all reasonable times.
13.3.
Prior to the Holder discarding any Samples, the Holder shall obtain the Grantor’s written consent. Should the Grantor require such Samples, the Holder shall, at its cost, deliver to the Grantor the Samples so requested by the Grantor.
13.4.
The Holder may export Existing Data, Acquired Data and Samples for processing or laboratory examination or analysis by the Holder or by third parties or for storage outside of the Republic of South Africa: Provided that representative Samples (equivalent in quality) and copies of the Acquired Data (equivalent in quality) have first been delivered to the Grantor and: Provided further that the Grantor’s prior written approval has been obtained by the Holder. Such approval shall not unreasonably be withheld or refused by the Grantor.
13.5.
The Holder shall deliver to the Grantor, at the Holder's expense, digital and where appropriate, paper copies of all Acquired Data and representative Samples as soon as they are acquired or prepared. In this respect the Holder shall adhere to the Grantor’s guidelines with regard to the form, substance and format for preparing and storing the Acquired Data and Samples.
14.
Reports
14.1.
The Holder shall keep the Grantor advised of all material developments taking place during the course of Exploration Operations and shall furnish the Grantor with Required Data and such other reports and information as the Grantor may reasonably require.
14.2.
Without derogating from the generality of Clause 14.1 or the Holder’s reporting obligations in terms of Section 88 of the Act, within 30 (thirty) days from the end of each Quarter and within 60 (sixty) days from the end of each Year, the Holder shall submit to the Grantor a written report reflecting, for the relevant Quarter or Year, respectively, the progress of Exploration Operations, including the summary of:

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14.2.1.
the numbers of local persons (classified by race and gender) and expatriate persons employed;
14.2.2.
the work done and expenditure on Exploration Operations;
14.2.3.
the site and depth of every well drilled or being drilled and the formations penetrated and particulars regarding any occurrence of petroleum and/or any mineral of potential value encountered; and
14.2.4.
a statement of compliance with the Environmental Management Programme.
14.3.
The Grantor and Holder shall each own the Required Data in its possession, whether original or a copy, and after the termination, cancellation or abandonment of this Exploration Right or relinquishment of any portion of the Exploration Area, each Party may freely use, sell, distribute, trade, license or otherwise disclose or dispose of such data relating to the areas no longer included in the Exploration Area.
14.4.
None of the terms of this Exploration Right shall be construed as requiring the Holder to disclose any of its or its Affiliates’ proprietary technology licensed by the Holder or its Affiliates.
14.5.
Within 3 (three) months from the termination and/or cancellation and/or abandonment of this Exploration Right, the Holder shall furnish the Grantor with a copy of all the Acquired Data not already in the possession of the Grantor and shall return all the Existing Data to the Grantor.
14.6.
The Holder shall provide copies of all hydrographic information and data obtained by the Holder during marine Exploration Operations undertaken during this Exploration Right to the Grantor and to a representative of the Hydrographic Office of the Department of Defence designated in writing by the Agency.
15.
Annual Exploration Work Programme and Budget
15.1.
Not later than 60 (sixty) days from the Effective Date, the Holder shall submit and present to the Grantor for approval an Annual Exploration Work Programme for the current Year. Thereafter, at least 90 (ninety) days prior to the commencement of each succeeding Year, the Holder shall submit and present to the Grantor for review and approval its proposed Annual Exploration Work Programme for the next Year or part thereof, as the case may be, in accordance with this Clause and such approval shall not be unreasonably withheld or delayed.
15.2.
The proposed Annual Exploration Work Programme shall set forth the Exploration Operations, inclusive of the Minimum Work Obligations, to be carried out during the next Year or part thereof, as the case may be, together with a budget of the expected cost thereof. The Annual Exploration Work Programme shall be consistent with and be part and parcel of the Exploration Work Programme attached hereto as Annexure B.

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15.3.
Within 30 (thirty) days from receipt of the proposed Annual Exploration Work Programme, the Grantor shall either, notify the Holder in writing of its approval of the proposed Annual Exploration Work Programme or, reject the same and propose amendments thereto specifying the reasons for such amendments.
15.4.
Should the Grantor fail to respond with regard to the proposed Annual Exploration Work Programme within 30 (thirty) days from its receipt thereof, the proposed Annual Exploration Work Programme shall be deemed approved by the Grantor.
15.5.
The Grantor may, within 10 (ten) days from its receipt of the proposed Annual Exploration Work Programme, request the Holder to supply such further information relating to the proposed Annual Exploration Work Programme as may be reasonably required by the Grantor for its review and approval thereof. The Holder, to the extent reasonably possible and practical, shall comply in writing with such request within 10 (ten) days from the date of receipt of such request from the Grantor.
15.6.
If the Grantor proposes any amendments to the proposed Annual Exploration Work Programme as described above, the Parties shall meet within 15 (fifteen) days from the date on which the proposed amendments are notified to the Holder to discuss the proposed amendments. The proposed amendments to the Annual Exploration Work Programme shall be consistent with the Exploration Work Programme.
15.7.
Following review and consideration of any amendments proposed by the Grantor, the Holder shall within 15 (fifteen) days from the meeting required in terms of Clause 15.6 re-submit to the Grantor for approval a revised Annual Exploration Work Programme, and shall give effect to all amendments to the proposed Annual Exploration Work Programme reasonably requested by the Grantor.
15.8.
Should any amendments to the Exploration Work Programme be required, such shall be subject to the provisions of Section 102 of the Act which requires the approval of the Minister.
15.9.
Any dispute which cannot be resolved between the Parties with regard to the Annual Exploration Work Programme shall be resolved in accordance with Clause 37.
16.
Discoveries and Testing
16.1.
If a Discovery is made by the Holder in the Exploration Area, the Holder shall:
16.1.1.
promptly inform the Grantor by written notice of the fact that such Discovery has been made;

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16.1.2.
cause tests to be made on such Discovery within a reasonable period of time consistent with Good International Petroleum Industry Practices in order to determine whether such Discovery is or could be a Commercial Discovery and is worthy of appraisal. Prior to testing each Discovery, the Holder shall give written notice to the Grantor of the tests the Holder intends to conduct and the Grantor shall have the right to witness such tests. If such tests are being conducted offshore, then the Holder shall, free of charge, provide access, transportation to and from the offshore facilities, including reasonable accommodation facilities on the installation, for not more than 4 (four) of the Grantor’s representatives who will witness the tests; and
16.1.3.
within 60 (sixty) days from having completed and received the results of tests under Clause 16.1.2, furnish the Grantor with a copy of the test results report containing a summary of the Holder’s interpretation of such tests and Holder’s conclusion as to whether or not such Discovery could be a Commercial Discovery and is worthy of appraisal (the ‘Discovery Report’).
16.2.
All tests and measurements conducted by the Holder for the purpose of establishing the potential existence of a Commercial Discovery shall be carried out in accordance with Good International Petroleum Industry Practices.
16.3.
If the Holder considers, after providing the Grantor with the Discovery Report that the Discovery could be commercial, then the Holder shall forthwith take such reasonable steps to appraise the Discovery and submit a proposed Appraisal Programme to the Grantor for its approval.
16.4.
Within 30 (thirty) days from receipt of the proposed Appraisal Programme, the Grantor shall either notify the Holder in writing of its approval of the proposed Appraisal Programme or reject the same and propose amendments thereto specifying the reasons for such amendments.
16.5.
Should the Grantor fail to respond to the proposed Appraisal Programme within 30 (thirty) days from its receipt thereof, the proposed Appraisal Programme shall be deemed approved by the Grantor.
16.6.
The Grantor may, within 10 (ten) days from its receipt of the proposed Appraisal Programme, request the Holder to supply such further information relating to the proposed Appraisal Programme as may be reasonably required by the Grantor for its review and approval thereof. The Holder, to the extent reasonably possible and practical, shall comply in writing with such request within 10 (ten) days from the date of receipt of such request from the Grantor.
16.7.
If the Grantor proposes any amendments to the proposed Appraisal Programme as described above, the Parties shall meet within 15 (fifteen) days from the date on which the proposed amendments are notified to the Holder to discuss the proposed amendments. The proposed amendments to the Appraisal Programme shall be consistent with the objectives of appraising the discovery.

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16.8.
Following review and consideration of any amendments proposed by the Grantor, the Holder shall within 15 (fifteen) days from the meeting required in terms of Clause 16.7, re-submit to the Grantor for approval a revised Appraisal Programme to give effect to all amendments to the proposed Appraisal Programme reasonably requested by the Grantor.
16.9.
Any dispute which cannot be resolved between the Parties with regard to the Appraisal Programme shall be resolved between the Parties in accordance with Clause 37.
16.10.
In the event that operational imperatives (including the immediate availability of a seismic vessel or drilling rig) require such approval to the Appraisal Programme in a shorter timeframe than specified in Clauses 16.4 to 16.8, then the Parties shall use all of their reasonable commercial efforts to complete the approval process in accordance with the aforesaid procedures within a shorter timeframe.
16.11.
Within 180 (one hundred eighty) days from the completion of such Appraisal Operations, or such further period as agreed between the Parties in writing, the Holder shall deliver to the Grantor (a) a full report containing particulars of the results of such Appraisal Operations, including particulars and preliminary estimates relating to the location and depth of petroleum bearing structures, the composition of petroleum, the estimated recoverable reserves of petroleum, and the estimated daily production potential of petroleum, (b) a declaration by the Holder as to whether or not the Discovery is a Commercial Discovery, and (c) an election by the Holder as to whether or not the Holder intends to develop such Discovery (the ‘Appraisal Report’).
16.12.
If the Holder notifies the Grantor in the Appraisal Report that the Discovery is a Commercial Discovery, then within180 (one hundred eighty) days from the date of receipt of the Appraisal Report by the Grantor, the Holder shall submit a proposed Development Plan for such Discovery to the Grantor for its approval.
16.13.
Within 60 (sixty) days from receipt of the proposed Development Plan, the Grantor shall either notify the Holder in writing of its approval of the proposed Development Plan or reject the same and propose amendments thereto specifying the reasons for such amendments.
16.14.
Should the Grantor fail to so act on the proposed Development Plan within 60 (sixty) days from its receipt thereof, the proposed Development Plan shall be deemed approved by the Grantor.
16.15.
The Grantor may, within 20 (twenty) days from its receipt of the proposed Development Plan, request the Holder to supply such further information relating to the proposed Development Plan as may be reasonably required by the Grantor for review and approval thereof. The Holder, to the extent reasonably possible and practical, shall comply in writing with such request within 20 (twenty) days from the date of receipt of such request from the Grantor.

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16.16.
If the Grantor proposes any amendments to the proposed Development Plan as described above, the Parties shall meet within 30 (thirty) days from the date on which the proposed amendments are notified to the Holder to discuss the proposed amendments.
16.17.
Following review and consideration of any amendments proposed by the Grantor, the Holder shall within 30 (thirty) days from the meeting, required in terms of Clause 16.16, re-submit to the Grantor for approval a revised Development Plan to give effect to all amendments to the proposed Development Plan reasonably requested by the Grantor.
16.18.
Should any amendments to the Exploration Work Programme be required, such shall be subject to the provisions of Section 102 of the Act which requires the approval of the Minister.
16.19.
Any dispute which cannot be resolved between the Parties with regard to the Development Plan shall be resolved in accordance with Clause 37.
17.
Manner of Conducting Exploration Operations
17.1.
Without derogating from the provisions of the Applicable Laws and Environmental Management Programme, the Holder shall:
17.1.1.
execute all Exploration Operations in a proper and workmanlike manner in accordance with Good International Petroleum Industry Practices and, without prejudice to the generality of the foregoing, the Holder shall take all reasonable and practical steps in order to prevent:
17.1.1.1.
the escape or waste of petroleum discovered in the Exploration Area;
17.1.1.2.
damage to petroleum-bearing strata;
17.1.1.3.
the entrance of uncontrolled water through wells to petroleum-bearing strata;
17.1.1.4.
the escape of petroleum into any waters or aquifer in the vicinity of the Exploration Area; and
17.1.1.5.
pollution of the terrestrial or marine environment.
17.1.2.
promptly inform the Grantor and all other relevant Government departments of the occurrence of any event described in Clauses 17.1.1 to 17.1.5 inclusive;
17.1.3.
take all actions required under the Environmental Management Programme and all Applicable Laws with respect to any of the incidents referred to Clauses 17.1.1 to 17.1.5 inclusive;
17.1.4.
promptly notify, upon the completion of any operation or activity within the Exploration Area, the Grantor and all relevant Government departments of any obstruction, including the location, nature and extent thereof, that remains in the Exploration Area;

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17.1.5.
not flare any petroleum without the Grantor’s prior written approval; and
17.1.6.
promptly give notices to relevant Government departments, including interested and affected parties, with regard to all Exploration Operations which may be reasonably expected to interfere with the rights of other users of the Exploration Area and shall take all reasonable steps to minimise interference with the rights of other users.
18.
Existing Data
18.1.
It is recorded that Existing Data listed in Annexure E has been made available to the Holder.
18.2.
Any further data or information relating to the Exploration Area that the Grantor has available or which the Grantor acquires independent of the Holder will be made available for inspection, copying and use by the Holder: Provided that the Holder shall pay the Grantor for the reasonable and customary costs incurred in copying and preparing such data or information. Should such further data or information be provided to the Holder, such data and information shall be deemed to form part of the Existing Data and Annexure E will be amended accordingly.
18.3.
Upon terms and conditions to be agreed, the Grantor may assist the Holder in resolving technical problems relating to the Existing Data. Such assistance shall not include interpretation of the Existing Data.
18.4.
Ownership in all Existing Data vests in the Grantor and is of considerable commercial value to the Grantor. On expiry, cancellation, termination or abandonment of this Exploration Right or relinquishment of the exploration area, all Existing Data in the Holder's possession, shall forthwith, at Holder’s cost, be returned to the Grantor. Alternatively the Holder shall submit to the Grantor a certificate to the effect that all such copies have been destroyed
18.5.
While every effort has been made to verify the quality and accuracy of the Existing Data, the Grantor Group shall not be liable for any error or inaccuracy contained within the Existing Data or any damages of whatsoever nature suffered by the Holder arising from any such error or inaccuracy in the Existing Data.
19.
Environmental Protection and Financial Provision
19.1.
The Holder shall conduct all Exploration Operations in accordance with the Environment Management Programme, attached hereto as Annexure F and in a manner that facilitates the protection and conservation of the natural resources of the Republic of South Africa and of the environment in general.
19.2.
The financial provision made available by the applicant herein as required by section 41 (1) must in accordance with Section 41 (3) be annually assessed and increased to the satisfaction of the Minister.

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20.
Social and Labour Matters
20.1.
Without derogating from the Holder’s responsibilities in terms of the Applicable Laws including Section 2(d) and Section 2(f) of the Act, the Holder undertakes to:
20.1.1.
make a sincere attempt before or during the period of this Right to find a suitable partner, who is a Historically Disadvantaged South African to take up shareholding/equity in line with Sections 80(2) and 100 of the Act;
20.1.2.
employ Historically Disadvantaged South Africans having appropriate qualifications and experience, and or alternatively implement a programme for the future recruitment of such, taking into account the Holder’s operational requirements under this Exploration Right;
20.1.3.
implement programmes for the training and skills development of Historically Disadvantaged South Africans;
20.1.4.
give preference, in procuring for purposes of use in the exploration operations, the equipment, machinery, materials, instruments, supplies and accessories (all referred to collectively as ‘Goods’) manufactured or produced by Historically Disadvantaged South Africans: Provided that such Goods are competitive with like goods manufactured or produced or available outside the Republic of South Africa in respect of cost, quantity and quality and that such Goods can be made available at the time when and the place where required by the Holder;
20.1.5.
use contractors and/or sub-contractors who are Historically Disadvantaged South Africans and whose services and standards are competitive with those available outside the Republic of South Africa in terms of price, quality, expertise, and: Provided further that such services can be performed at the place and within the time required by the Holder; and
20.1.6.
pay the amounts set out and specified in the attached Annexure D to the Upstream Training Trust, to be used by the Trust for the training, education, and obtaining of practical experience for historically disadvantaged South Africans and other South Africans in the manner determined by the trustees.
21.
Tax
21.1.
The Holder’s tax obligations and benefits shall be as provided for in the Income Tax Act and other Applicable Laws of the Republic of South Africa.
21.2.
Except to the extent exempted or as directed otherwise, the Holder shall for the duration of this Exploration Right be liable for income tax payments to the State on the annual taxable income derived by it from the sale of Petroleum (referred to in the Income Tax Act as “natural oil”) or any other product

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of Exploration Operations in accordance with the provisions of the Income Tax Act, including any amendments and regulations issued pursuant thereto.
22.
Financial Records and Audits
22.1.
Without derogating from the Holder’s responsibilities under the Applicable Laws, the Holder shall keep in the Republic of South Africa financial records and accounts of all transactions pertaining to this Exploration Right, in accordance with generally accepted accounting practices as applicable in the Republic of South Africa.
22.2.
At the Grantor’s request, such financial records and accounts or copies thereof shall be promptly provided to the Grantor. The Grantor or its duly appointed representative shall, at Grantor’s own cost, have the right to audit the Holder’s financial records and accounts.
23.
Customs duties

Without derogating from the provisions of Clause 29.1, and except to the extent exempted or as directed otherwise, in respect of all goods imported into the Republic of South Africa for purposes of conducting Exploration Operations, the Holder shall comply with the provisions of the Customs and Excise Act, 1964 (Act No. 91 of 1964), including any regulations issued pursuant thereto.

24.
Exchange Control

Without derogating from the provisions of Clause 29.1 and except to the extent exempted or as directed otherwise, the Holder undertakes to comply with the provisions of the Currency and Exchanges Act, 1933 (Act No. 9 of 1933), including any regulations issued pursuant thereto.

25.
Indemnity and insurance
25.1.
The Holder shall for the duration of this Exploration Right take all the necessary and reasonable steps to conduct the Exploration Operations in a manner that safeguards and protects persons from injury or death and prevents damage or destruction of property and the environment.
25.2.
The Holder hereby undertakes to defend, hold harmless and indemnify the Grantor Group from and against any and all claims, costs, charges, liabilities and expenses, including reasonable legal costs (hereinafter referred to as ‘Claims’), that may be instituted against or suffered by any member of the Grantor Group as a result of injury or death to any person or damage or destruction to any property and/or the environment arising from the negligent and/or unlawful acts and/or omissions of the Holder Group.
25.3.
The Holder shall within 10 (ten) days of the effective date obtain and maintain sufficient insurance during the term of this Exploration Right to address the risks related to Exploration Operations and support the indemnities given by the Holder under this Exploration Right. Without derogating from the Holder’s responsibilities, the Holder, with the prior written approval of the Grantor, may implement

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a policy of self insurance in respect of certain risks related to Exploration Operations. Without derogating from the generality of the foregoing such insurance shall specifically provide for:
25.3.1.
all risks in respect of any property or equipment used in connection with Exploration Operations;
25.3.2.
pollution liability;
25.3.3.
third-party liability and public liability;
25.3.4.
removal of wrecks and cleaning-up operations pursuant to an accident in the course of or as a result of Exploration Operations;
25.3.5.
the Holder’s liability to its contractors, employees, consultants and agents engaged in Exploration Operations; and
25.3.6.
any other risk of whatever nature as is customary to insure against in the international petroleum industry or in accordance with the Good International Petroleum Industry Practices.
25.4.
Without derogating from the Holder’s responsibilities in terms of the Applicable Laws or this Exploration Right, the amounts, type and terms of the insurance referred to in Clause 25.3 above shall be determined in consultation with the Grantor.
25.5.
The Grantor shall have the right to be included as an additional insured party on such insurances and have all rights of subrogation against the Grantor Group waived, but in each case only with respect to and to the extent of the liabilities and obligations expressly agreed to be assumed by the Holder under this Exploration Right.
26.
Health and Safety
26.1.
the Holder undertakes while conducting Exploration Operations to comply with the Applicable Laws in respect of all health and safety matters; and
26.2.
where any emergency or incident arising from Exploration Operations causes or has the potential to cause death and/or injury to persons or damage to and/or destruction of property and/or the environment, the Holder shall in consultation with the responsible Government departments take such action as may be prescribed under the Applicable Laws or where not prescribed take such prudent and necessary action in accordance with the Good International Petroleum Industry Practices.
27.
Confidentiality and Public Announcements
27.1.
The Acquired Data and the Existing Data together with all programmes, tests, analyses, results, books, statements, records, returns, plans, information and correspondence between the Parties

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which the Holder is or may from time to time be required to furnish under the provisions of this Exploration Right (hereinafter collectively referred to as ‘Confidential Information’) shall be treated as confidential by the Holder and shall not be disclosed by the Holder to any person without the prior written consent of the Grantor, except that the Grantor’s consent shall not be required in the following circumstances:
27.1.1.
where the Holder is required by law, regulation, decree, rule or order applicable to the Holder or its Affiliates to disclose such Confidential Information;
27.1.2.
where the Holder discloses Confidential Information to any Affiliate of any Holder Party: Provided that such Holder Party informs its Affiliates of the confidential nature of information so disclosed and guarantees the adherence of such Affiliates to the confidentiality restrictions as set out in this Clause;
27.1.3.
to the extent that such Confidential Information has to be produced at legal proceedings or because an order from a court of competent jurisdiction has compelled the production of such Confidential Information;
27.1.4.
where the Holder discloses Confidential Information to prospective or actual contractors, consultants, advisors, and attorneys employed by any Holder Party or its Affiliates where disclosure of such Confidential Information is essential to such person’s services for such Holder Party: Provided that, prior to disclosure, such contractor, consultant, advisor, lender, and attorney provides the Holder Party with a written undertaking of confidentiality that is not Jess restrictive than the confidentiality restrictions set out in this Clause;
27.1.5.
where the Holder discloses Confidential Information to a bank or other financial institution to the extent appropriate to Holder arranging for funding: Provided that, prior to disclosure, such person provides the Holder Party with a written undertaking of confidentiality that is not less restrictive than the confidentiality restrictions set out in this Clause;
27.1.6.
to the extent that such Confidential Information must be disclosed pursuant to any rules or requirements of any recognised stock exchange on which the securities of any Holder Party or its Affiliates are or are to be listed;
27.1.7.
where the Holder discloses Confidential Information to a bona fide prospective assignee or assignees to whom the Holder’s or any of the Holder Party’s rights and obligations under this Exploration Right are proposed to be assigned; or
27.1.8.
to the extent that any Confidential Information, through no fault of the Holder, has become or becomes part of public domain; or
27.1.9.
where the Holder discloses Confidential Information as part of an exchange with third parties for the geological, geophysical, geochemical and any other technical or scientific data, reports and information (either raw, processed or interpreted) pertaining to their petroleum

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operations in respect of other acreage within the Republic and subject to their execution of suitable confidentiality arrangements. In this event the Grantor shall be apprised of the extent of the proposed exchange.
27.2.
Except as may be required by laws, rules, regulations or decrees (including that of a stock exchange) applicable to the Holder or its Affiliates, the Holder shall make no public announcement with regard to this Exploration Right or any matter related thereto, unless the Holder has furnished the Grantor with a copy of the intended public announcement and the Grantor has given its prior written approval, which approval shall not be unreasonably withheld or delayed.
27.3.
If the Grantor desires to issue any press release, media statement, or interview on any petroleum Discovery, estimated petroleum reserves, and/or any well drilling operations, tests, and/or results relating to the Exploration Operations hereunder, the Grantor shall give prior written notice thereof to the Holder at least three (3) days in advance to enable the Holder to comply with disclosure rules and requirements imposed on any Holder Party or its Affiliates by the laws, regulations or rules of the relevant countries in which such Holder Party is incorporated or doing business or in which the securities of such Holder Party or its Affiliates are or are to be listed or traded.
27.4.
When a public announcement or statement becomes required by law or necessary or desirable because of impending danger to or loss of life, damage to property or pollution as a result of Operations, either Party is authorised to issue and make such announcement or statement without prior notice or prior approval of the other Party where such prior notice and approval is impractical. In such a case the Party making the announcement or statement shall promptly furnish the other Party with a copy of such announcement or statement.
28.
Cession and Sub-contracting
28.1.
It is recorded that this Exploration Right may not be ceded, transferred, let, sub-let, assigned, alienated or otherwise disposed of without the written consent of the Minister in terms of Section 11 of the Act.
28.2.
The Holder may from time to time appoint one or more independent sub-contractors to carry out any portion of the Annual Exploration Work Programme and/or Exploration Work Programme: Provided that the Holder shall always remain liable to the Grantor for the compliance with and observance of its obligations in terms of this Exploration Right.
29.
Law and Interpretation
29.1.
The Holder shall comply with all Applicable Laws.
29.2.
Without derogating from the provisions of Section 4 of the Act, this Exploration Right shall be governed, construed and interpreted in accordance with the laws of the Republic of South Africa.

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29.3.
It is recorded that the Grantor and the Holder are not partners nor is it the intention of the Parties to create a partnership and that Exploration Operations to be carried out in terms of this Exploration Right are at the sole cost, risk and expense of the Holder.
30.
Obligations of the Grantor
30.1.
Subject to the Applicable Laws, the Grantor undertakes to do and perform all acts and things which are or may be required to be done or performed to give full effect to this Exploration Right in accordance with its provisions, and guarantees that the terms and conditions of this Exploration Right will not be altered without prior written consent of the Holder.
30.2.
Terms relating to fiscal stability, if any, will be determined by a relevant Act of Parliament.
31.
State Option
31.1.
From the grant of any production right in respect of any portion of the Exploration Area, the State shall participate as a member of the Holder Group and be granted not less than ten (10) percent Participating Interest in such a production right unless the State renounces in writing to the Holder such participation within ninety (90) days from the grant of the Production Right.
31.2.
As a member of the Holder Group, the State shall pay its Participating Interest share of all costs and expenses related to the Development Plan and approved production work programme in respect of the Production Area, excluding any costs and expenses related to any previous and /or further Exploration or Appraisal Operations conducted within the Production Area.
31.3.
The State shall have the right at any time, on giving written notice to the Holder, to assign all or any part of its Participating Interests to any technically and financially competent third party. Such assignment by the State will not require the consent of the Holder or any Holder Party and such Assignee shall similarly not be liable for any prior costs and expenses relating to the conduct of Exploration or Appraisal Operations conducted within the Production Area.
31.4.
Upon the grant of the Production Right, the State or any assignee of the State’s Participating Interests shall become a member of the Holder Group and also a party to any operating agreement executed or to be executed between the members of the Holder Group. The terms of such operating agreement shall neither limit the State in the exercise of any of its rights and obligations as Grantor nor impose additional obligations on the State merely because the State is also member of the Holder Group.
32.
Vis Major
32.1.
Any act, cause, thing or event outside the control of the Parties, including acts of God, war, insurrection, civil commotion, blockade, strikes, flood, storm, lightning, fire or earthquake which prevents any of the Parties from fulfilling its obligations under this Exploration Right shall be regarded as a vis major event and any such failure on the part of any of the Parties as a consequence of the vis major event shall not constitute a breach hereof.

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32.2.
Financial inability, ordinary hardship and inconvenience on the part of the Holder, howsoever caused or arising, shall not be regarded as a vis major event.
32.3.
If the Holder by reason of a vis major event as contemplated in Clause 32.1 is prevented from fulfilling its obligations or enjoying its rights under this Exploration Right, the Holder shall in writing promptly notify the Grantor thereof and the Holder shall take all reasonable steps to investigate and remove the cause thereof. The Holder shall promptly notify the Grantor in writing as soon as the vis major event ends and the Holder shall as soon as is reasonably practicable thereafter resume the Exploration Work Programme.
32.4.
Upon the Holder notifying the Grantor of the end of the vis major, the duration of this Exploration Right shall automatically be extended for the equivalent period of time that the Holder was prevented from fulfilling its obligations or enjoying its rights under this Exploration Right by reason of such vis major. The Holder’s notice of the end of the vis major must declare the Holder’s intention to resume the Exploration Work Programme and state the length of the extension time. Such extension period shall be calculated from the date that the Holder first notified the Grantor in writing of the vis major event until the date that the vis major event has ended.
32.5.
In the event of the automatic extension envisaged in clause 32.4 above, the Holder shall present the original copy of this Exploration Right for an endorsement reflecting such extension and the Grantor shall make the same endorsement on the office copy.
33.
Amendments
33.1.
It is recorded that in terms of Section 102 of the Act, this Exploration Right may not be amended or varied without the written consent of the Director General (being the delegate of the Minister).
33.2.
The aforesaid amendment or variation shall be in writing and effective once the aforesaid consent has been given.
34.
Unitisation
34.1.
In the event that the rights held by the holders under two or more exploration rights and/or mining leases and/or production rights and/or prospecting leases or sub-leases extend over different areas which geologically form part of the same petroleum-bearing area within the Republic of South Africa, the Grantor may by notice in writing require the holders of such rights to prepare a proposal for the production of that petroleum-bearing area as a unit. Such proposal shall be submitted to the Grantor within the period specified in the said notice which shall not be less than 90 (ninety) days. Where such petroleum-bearing area extends over an area over which the State’s rights have not been alienated then the Grantor shall be deemed to be the holder of the rights over such area and be entitled to a proportionate share of benefits.

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34.2.
The unitisation proposal referred to in Clause 34.1 shall maximise the exploration and/or production for the benefit of all holders of interests in the unitised area.
34.3.
If no unitisation proposal is submitted within the period specified in the notice or such further period as the Grantor may approve, or if the proposal submitted is not acceptable to the Grantor, then the Grantor may appoint a committee of experts to advise the Grantor.
34.4.
The committee so appointed shall, after having considered any representation made by the Holder, submit a unitisation proposal to the Grantor as soon as is practical.
34.5.
The Grantor may, if satisfied that the unitisation proposal submitted in terms of Clause 34.2. or Clause 34.4. is objectively practical, fair and equitable to all parties concerned, confirm such proposal, and it shall be binding upon the relevant Holders.
34.6.
If the Holder fails to carry out any provision of the proposal the Minister may by notice in writing require the Holder to do so within the period specified in the notice and if the Holder still fails to comply with such notice the Minister may, in terms of Section 90 of the Act, cancel this Exploration Right.
35.
Special Provisions Relating to Gas Discovery
35.1.
If the Holder discovers petroleum, the economic development of which the Holder believes can only be accomplished if Gas produced as the primary or secondary product is sold commercially, then the Holder shall have the option, exercisable upon written notice to the Grantor at the time that the Holder makes an application to the Grantor for a production right, to have the production right suspended for a period of up to 5 years (hereinafter referred to as the “Gas Market Development Period”) commencing from the effective date of the Production Right during which period the Holder shall conduct studies to determine whether the Gas can be commercially produced. In such circumstances, the Development Plan and proposed production programme submitted in support of the application for the Production Right shall be deemed to be preliminary.
35.2.
Not less than 90 (ninety) days prior to the expiry of the Gas Market Development Period the Holder shall advise the Grantor in writing either that:
35.1.1.
the Gas can be commercially developed and produced, in which case the Holder shall proceed with implementation of the Development Plan and proposed production programme, duly amended if necessary, or
35.1.2.
the Gas cannot be commercially developed and produced, in which case the Holder shall be deemed to have abandoned the Production Right with effect from the expiry date of the Gas Market Development Period.
35.3.
The grant of any extension to the Gas Market Development Period shall be at the sole discretion of Grantor.

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36.
Waiver or Lenience

Any failure by either the Grantor or the Holder to exercise any of the rights that they have whether in terms of this Exploration Right, the Act or the Regulations, or any lenience granted by them in terms thereof shall not constitute a waiver of such rights or a variation to the terms and conditions of this Exploration Right.

37.
Dispute Resolution
37.3.
Should any difference or dispute arise between the Parties to this Exploration Right as to the validity, duration, termination, intention or meaning of any of the terms and conditions hereof, or as to any other matter arising from this Exploration Right (each a ‘dispute’), then the Parties shall make every reasonable effort to resolve the dispute on its merits by negotiation in good faith and shall, for that purpose, attend at least one meeting with each other. Such negotiations shall take place within 21 (twenty one) days of the dispute arising, unless the Parties otherwise agree in writing, and shall endure for no longer than seven (7) days from the date of commencement or such extended period as the Parties may agree in writing.
37.4.
If the Parties are unable to resolve the dispute in question despite compliance with Clause 37.1, then the dispute may at the instance of either Party be referred to and finally settled by arbitration in accordance with the Rules of the Arbitration Act No. 42 of 1965, except as modified in this Clause.
37.5.
The venue for the arbitration shall be Cape Town, Republic of South Africa or such other place in the Republic of South Africa as may be agreed between the Parties.
37.6.
Notwithstanding the referral of such dispute to arbitration, the Parties shall, to the extent possible, proceed with the carrying out of their respective obligations under this Exploration Right, unless such obligations are directly in dispute: Provided that the foregoing undertaking shall be without prejudice to other rights and remedies available to either Party at law.
37.7.
There shall be three (3) arbitrators: the claimant and the respondent shall each select one (1) in accordance with the rules of the Arbitration Act No. 42 of 1965, and the two named arbitrators shall nominate the third arbitrator within 30 (thirty) days from the nomination of the second arbitrator.
37.8.
The Grantor and the Holder shall within 3 (three) days of the arbitration award accept the arbitrator's award, failing which either would be entitled to institute legal proceedings in a competent Court of Law.
38.
Costs and Value Added Tax
38.3.
All taxes, levies, stamp duties, transfer costs, transfer duties and registration costs arising directly or indirectly out of or related to this Exploration Right shall be for the account of and promptly paid by the Holder.

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38.4.
All amounts due and payable by the Holder in terms of this Exploration Right, the Act and Regulations are exclusive of statutory value added tax. Statutory value added tax at the prevailing rate in accordance with the Value Added Tax Act (Act No. 89 of 1991), and except as provided for by the terms of that Act value added tax at the prevailing rate shall be added to all applicable amounts due and payable by the Holder.
39.
Entire Agreement

Subject to the Act, the Regulations, Applicable Laws, this Exploration Right and the Annexures attached hereto (those Annexures being and forming an integral part of this Exploration Right) contain the entire and sole agreement between the parties and supersedes all prior negotiations, representations, understandings, agreements and communications of whatsoever nature between the Parties with respect to such Exploration Area, whether oral or written, express or implied.

40.
Severability

Any provision within this Exploration Right which is not enforceable or which contravenes the Applicable Laws of the Republic of South Africa shall be severed from this Exploration Right and be of no force or effect without prejudice to the other provisions of this Exploration Right which shall remain in force and effect.

41.
Domicilia Citandi et Executandi
41.1.
All notices, requests and reports provided for herein shall be in writing and shall be delivered either by hand to an authorised representative of the receiving Party, or sent by courier or telefax to the addresses below in the Republic of South Africa: Provided that if given by telefax a copy thereof shall then be sent immediately by prepaid registered mail:

If to the Grantor:
Minister of Minerals and Energy
Physical address:	Postal address:
Mineralia Centre	Private Bag X59
Cnr Visagie & Andries Streets	PRETORIA
PRETORIA	0001
Tel number: +27 (0)12 317 9000	Fax number: +27 (0)12 322 3416

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And copy to the Agency:

South African Agency for the Promotion of Petroleum Exploration and Exploitation (Proprietary) Limited

Attention: Chief Executive
Physical address:	Postal address:
Petroleum House	PO Box 1174
151 Frans Conradie Drive	PAROW
PAROW	7499
Western Cape
Tel number: +27 (0)21 938 3500	Fax number: +27 (0)21 938 3553
If to the Holder:
Highland Exploration and Production (Pty) Ltd
Attention: Mr Peter Price
Physical address:	Postal address:
38 Fouche Terrace	38 Fouche Terrace
Morning Hill	Morning Hill
Bedfordview	Bedfordview
2007	2007
Tel number: +27 (0) 11 616 7219	Fax number: +27 (0) 011 616 7219

41.2.
Each Party, including the Agency, may change its address to a different address in the Republic: Provided that it gives the other Parties at least 15 (fifteen) days prior notice.
41.3.
All notices, requests and reports sent by prepaid registered post shall be deemed received by addressee within five (5) days of dispatch and all notices, requests and reports sent by telefax during ordinary business hours shall be deemed to have been received within 12 (twelve) hours of transmission or if transmitted outside ordinary business hours, then on the next business day. Those delivered by hand or sent by courier shall be deemed to have been received at the time of actual delivery.

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41.4.
Each Party also chooses the physical address specified above as its domicilium citandi et executandi for all purposes under this Exploration Right, including service of process.
41.5.
The Holder shall within seven (7) days of the Effective Date of this Exploration Right give written notice to the Grantor of the authorised representative with whom the Grantor may deal concerning this Exploration Right. Such representative shall continue to represent the Holder unless the Holder notifies the Grantor of a change of representative.
41.6.
The Chief Executive of Agency is hereby appointed as the authorised representative of the Grantor for all matters relating to this Exploration Right.
42.
Registration

It is recorded that in terms of Section 82 of the Act, the Holder must lodge this Exploration Right for registration at the Mining and Petroleum Titles Registration Office within 30 (thirty) days from the Effective Date and, in the event of each renewal of this Exploration Right, within 30 (thirty) days of such renewal.

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Thus done and signed at Bellville on the 8th day of May in the year 2007 in the presence of the undersigned witnesses: